Exhibit 16.1

BDO®	BDO Seidman, LLP	3200 Bristol Street, 4th Floor
	Accountants and Consultants	Costa Mesa, California 92626
Telephone: (714) 957-3200
Fax: (714) 957-1080

February 22, 2006

Securities and Exchange Commission

100 F Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 17, 2006, to be filed by our former client, the Investment Plan for Former Chris-Craft/UTV Employees. We agree with the statements made, in Item 4.01 section (a) of the Form 8-K, in response to that Item insofar as they relate to our Firm. We have no basis to comment on Item 4.01 section (b) of the form 8-K as it does not relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP